UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933, AS AMENDED

OPPENHEIMER HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Canada     98-0080034

(State or Other Jurisdiction of    (I.R.S. Employer

Incorporation or Organization)    Identification No.)

P.O. Box 2015, Suite 1110

20 Eglinton Avenue West

Toronto, Ontario, Canada  M4R 1K8

(Address, including zip code, of registrant’s principal executive offices)

OPPENHEIMER HOLDINGS INC.

2006 EQUITY INCENTIVE PLAN

 (Full title of the plan)

Elaine K. Roberts

Oppenheimer Holdings Inc.

P.O. Box 2015, Suite 1110

20 Eglinton Avenue West

Toronto, Ontario, Canada M4R 1K8

Telephone (416) 322-1515

(Name, address and telephone number, including area code, of agent for service)

Calculation of Registration Fee

Proposed

Proposed

maximum

maximum

Amount of

Title of Securities

Amount to

offering price

aggregate

registration

to be Registered (1)

be registered

per share (1)

offering price

        fee (1)

Class A non-voting

800,000

$41.50

$33,200,000

$1,019.24

shares

(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low prices of the Class A non-voting shares on October 26, 2007 on The New York Stock Exchange.

EXPLANATORY NOTE

On May 14, 2007, the Class B shareholders of Oppenheimer Holdings Inc., a corporation incorporated under the laws of Canada (the “Company”), voted to confirm the adoption of the Company’s 2006 Equity Incentive Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of up to 800,000 Class A non-voting shares of the Company (the “Class A Shares”), to be issued upon exercise of employee stock options granted pursuant to the 2006 Plan.

The 2006 Plan was adopted after the expiration of the Company’s 1996 Equity Incentive Plan, Amended and Restated as at May 17, 1999, as amended (the “1996 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be delivered to each participant in the Oppenheimer Holdings Inc. 2006 Equity Incentive Plan.  Pursuant to Rule 428 under the Securities Act, these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

1.

The Annual Report on Form 10-K of Oppenheimer Holdings Inc. for the fiscal year ended December 31, 2006;

2.

The Quarterly Reports on Form 10-Q of Oppenheimer Holdings Inc. for the fiscal quarters ended March 31, 2007 and June 30, 2007; and

3.

The description of the Class A non-voting shares of Fahnestock Viner Holdings Inc. (the predecessor of Oppenheimer Holdings Inc.) contained in the Form 8-A filed with the Securities and Exchange Commission on August 9, 1996 and any amendments thereto or other reports that are filed for the purpose of updating such description.

In addition to the foregoing, all documents filed by Oppenheimer Holdings Inc. subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated herein, by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

The validity of the issue of the Class A non-voting shares issuable pursuant to the 2006 Plan have been opined upon by Borden Ladner Gervais LLP of Toronto, Canada.  A.W. Oughtred, a member of the Board of Directors and the Secretary of Oppenheimer Holdings Inc., is a partner of Borden Ladner Gervais LLP.

Item 6.

Indemnification of Directors and Officers.

Oppenheimer Holdings Inc. is obligated by its bylaws to indemnify its directors and officers and the directors and officers of its subsidiaries to the maximum extent permitted by the Canada Business Corporations Act.  Oppenheimer Holdings Inc. has entered into indemnity agreements with each of its directors providing for such indemnities.  In addition, Oppenheimer Holdings Inc. carries liability insurance for its directors and officers and the directors and officers of its subsidiaries.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

All exhibits are filed herewith unless otherwise indicated. For a list of the exhibits required by this item, see the Index to Exhibits immediately following the signature pages.

Item 9.

Undertakings.

(a)

The registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a)

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to any arrangement, provision or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of October, 2007.

OPPENHEIMER HOLDINGS INC.

(Registrant)

By: /s/ E. K. Roberts

      E. K. Roberts,

      President, Treasurer,

      Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Elaine K. Roberts his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature

Title

Date

/s/ A. G. Lowenthal

Chairman of the Board,

October 25, 2007

A. G. Lowenthal

Chief Executive Officer,

Director

/s/ E. K. Roberts

President, Treasurer,

October 25, 2007

E. K. Roberts

Chief Financial Officer,

Director

Signature

Title

Date

/s/A. W. Oughtred

Secretary, Director

October 25, 2007

A. W. Oughtred

/s/J. L. Bitove

Director

October 25, 2007

J.L. Bitove

/s/R. Crystal

Director

October 25, 2007

R. Crystal

/s/K. W. McArthur

Director

October 25, 2007

K. W. McArthur

/s/B. Winberg

Director

October 25, 2007

B. Winberg

INDEX TO EXHIBITS

Exhibits designated by an asterisk have been heretofore filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act and are hereby incorporated by reference to the pertinent filing.

Exhibit No.	Description of Exhibit	Sequentially Numbered Page
4(a)	Articles of Incorporation of Oppenheimer Holdings Inc. (previously filed as an exhibit to Form 10-Q for the quarterly period ended June 30, 2005).	*
4(b)	By-Laws (previously filed as an exhibit to Form 10-Q for the quarterly period ended June 30, 2005).	*
10	Oppenheimer Holdings Inc. 2006 Equity Incentive Plan
5	Opinion of Borden Ladner Gervais LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Borden Ladner Gervais LLP.
24	Power of Attorney (included on the signature pages of the registration statement)